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                                                              EXHIBIT (h)(3)(ii)


                               November 24, 1992


Wayne Hummer & Co.
300 South Wacker Drive
Chicago, Illinois  60606

Ladies and Gentlemen:

     This is to advise you that Wayne Hummer Growth Fund (the "Fund") has established a new series of shares to be known as Wayne Hummer Income Fund. In accordance with the contemplation of adding portfolios in the third WHEREAS clause of the Distribution Agreement dated August 1, 1988 and the third WHEREAS clause of the Shareholder Service Agreement dated August 1, 1988 between the Fund and Wayne Hummer & Co., the Fund hereby requests that you act as Distributor and Shareholder Service Agent for the new series under the terms of the respective contracts. In addition, by executing this Letter Agreement you acknowledge that the Fund shall be referred to as the Wayne Hummer Investment Trust, effective as of December 1, 1992.

     Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

                                 WAYNE HUMMER GROWTH FUND

                                 By: /s/ Alan Bird
                                     -------------


Agreed to this 24th day of November, 1992.

WAYNE HUMMER & CO.

By: /s/ Thomas J. Rowland
    ---------------------
        A General Partner